Stradley Ronon Stevens & Young, LLP
Suite 2600
2005 Market Street
Philadelphia, PA 19103-7018
Telephone  215.564.8000
Fax  215.564.8120
www.stradley.com

Michael P. O’Hare
mohare@stradley.com
215.564.8198
June 15, 2016

Board of Directors, Jacob Funds Inc.
c/o Jacob Asset Management of New York LLC
653 Manhattan Beach Blvd. #J
Manhattan Beach, CA 90266

Re:	Registration Statement on Form N‑14

Gentlemen:

We have acted as counsel to Jacob Funds Inc. (the “Company”), a Maryland corporation, in connection with the preparation and filing with the U.S. Securities and Exchange Commission of a Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended.  The purpose of the Registration Statement is to register Institutional Class shares of common stock of the Jacob Small Cap Growth Fund series of the Company (“Small Cap Fund”), in connection with the acquisition by the Small Cap Fund of substantially all of the property, assets and goodwill of the Jacob Wisdom Fund series of the Company (“Wisdom Fund”), by and in exchange solely for full and fractional Institutional Class shares of common stock (the “Shares”) of the Small Cap Fund (the “Transaction”).

We have reviewed the Company’s Articles of Incorporation and By-Laws, resolutions adopted by the Company’s Board of Directors in connection with the Transaction, the form of Plan of Reorganization for the Transaction which was approved by the Company’s Board of Directors (the “Plan”), and such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the provisions of the applicable laws of the State of Maryland, as amended, governing the issuance of shares of the Company, and does not extend to the securities or “blue sky” laws of the State of Maryland or other states.

We have assumed the following for purposes of this opinion:

1. The Shares will be issued in accordance with the Company’s Articles of Incorporation and By-Laws, the Plan and resolutions of the Company’s Board of Directors relating to the creation, authorization and issuance of the Shares and the Transaction.

2. The Shares will be issued against payment therefor as described in the Prospectus/Proxy Statement and the Statement of Additional Information relating thereto included in the Registration Statement and the Plan, and that such payment will have been at least equal to the net asset value of such shares.

Board of Directors, Jacob Funds Inc.
June 15, 2016

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement and the Plan, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

By:
Michael P. O’Hare, Esq., a Partner